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                                                                   Exhibit 10.26

                              EMPLOYMENT CONTRACT

      EMPLOYMENT CONTRACT dated December __, 1996 among Macpherson Meistergram, Inc., a North Carolina corporation ("MAC"), whose business address is 3517 West Wendover Avenue, Greensboro, North Carolina 27407, and Jacob G. Bumm, whose address is 8700 Dapple Grey Road, Oak Ridge, NC 27310 ("Employee").

      MAC desires to engage Employee to perform services as an executive officer of MAC and Employee desires to perform such services, on the terms and conditions hereinafter set forth.

      Accordingly, MAC and Employee agree as follows:

      1.    Term.

            MAC agrees to employ Employee to perform services as an executive officer for a period which will commence with the closing (the "Closing") of the sale of the capital stock of MAC and Geoffrey E. Macpherson Canada, Inc. ("GEMC") to WG Apparel, Inc. ("WG Apparel") pursuant to the Stock Purchase Agreement among MAC, GEMC, Willcox & Gibbs, Inc. ("W&G"), WG Apparel and the stockholders of MAC, dated as of November 27, 1996 (the "Stock Purchase Agreement") and shall continue indefinitely until terminated as provided in this
Section 1 or Section 10 hereof (the "Employment Period"). At any time after one
(1) year from the date of the Closing, MAC may terminate this Employment Contract by providing not less than one (1) year advance written notice to Employee; provided, however, that MAC may terminate the Employee as of such notice by paying one year's salary to Employee and providing for the continuation and funding of the


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benefits provided for in Sections 6(iii), (iv) and (v) hereof. Employee may terminate this Employment Contract at any time by providing ninety (90) day's written notice to MAC. If the Closing does not occur for any reason, this Employment Contract shall be null and void and neither party shall have any rights hereunder.

      2.    Nature of Services.

            During the Employment Period, Employee shall at all times be employed in an executive capacity in the business of MAC in Greensboro, North Carolina. Employee shall serve as Vice President-Sales of MAC upon commencement of the Employment Period and thereafter for so long as requested by MAC's Board of Directors. In the performance of his duties, Employee shall have responsibility for the sales and marketing activities of MAC, subject to the policy direction of the Board of Directors of MAC and the chief executive officer of W&G or his designee.

      3.    Agreement to Serve.

            Employee agrees to his employment as described in Section 2 and agrees to devote all his business time and efforts (except immaterial time and effort devoted to personal business affairs and investments) to the performance of his duties under this employment contract. Employee agrees that in the course of his employment, he will use good faith efforts to faithfully observe and carry out all of the duties and responsibilities customarily owed by an employee to his employer.

      4.    Compensation.


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            Employee's salary during the Employment Period shall be fixed from time to time by the Compensation Committee of the Board of Directors of W&G (the "Committee") but shall not be less than $105,716 per annum, payable in equal installments no less frequently than monthly. Employee's salary shall be reviewed during the first quarter of each calendar year during the Employment Period (with the first review to occur during the first quarter of 1997). Salary increases, if any, shall be effective as of April 1 of each year.

      5.    Incentive Compensation.

            Employee shall be entitled to receive bonus or bonuses during the Employment Period pursuant to an incentive compensation plan and/or a stock option plan described on Schedule A annexed hereto

      6.    Expenses; Vacations; Fringe Benefits.

            During the Employment Period, Employee shall be entitled to: (i) reimbursement for reasonable travel, entertainment and other expenses incurred in the performance of his duties hereunder upon submission and approval of written statements in accordance with MAC's standard policies as in effect from time to time; (ii) vacations, holidays and sick leave in accordance with MAC's then current regular policies governing executives; (iii) continued medical, hospital and disability insurance benefits, which shall be at least equal to those benefits in effect on the date hereof; (iv) use of an automobile comparable to that presently being used by him in the business of MAC if applicable; (v) such additional compensation, in the form


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of incentive compensation or otherwise, and such participation in W&G stock option, stock award, stock purchase or other stock plans, as the Committee may from time to time provide, if any; and (vi) participate in all other employee benefit plans, in accordance with the provisions thereof, made available by MAC to its executive employees generally.

      7.    Non-Competition.

            Employee agrees that he will not, directly or indirectly (individually or for, with or through any other person, firm or corporation, by equity ownership or otherwise), (i) compete with W&G, MAC, or any subsidiary or other affiliate of either of them or any successors or assigns of their businesses during the Employment Period with respect to any business carried on by W&G, MAC, or any such subsidiary or other affiliate, successor or assign, or
(ii) for a period of (A) one year after the end of the Employment Period, if Employee terminates this Employment Contract pursuant to Section 1 or (B) two years after MAC terminates this Employment Contract pursuant to Section 10 as a result of Employee's material breach of the Employment Contract, or (C) or when the Employee's salary ceases to be paid by MAC, if MAC terminates this Employment Contract for any other reason, compete with MAC, with respect to its business in the United States, Mexico, Central America & South America.

            (A) Notwithstanding the foregoing, if MAC wrongfully terminates the Employment Period or otherwise materially breaches the terms of this Employment Contract, the foregoing provisions


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of this Section 7 shall cease to apply from and after such wrongful termination or breach.

            (B) Notwithstanding the foregoing, Employee shall be permitted to own not in excess of one percent of any class of securities of any public company which, at the time of Employee's acquisition of the securities, is not engaged in competition with W&G, MAC or any subsidiary or other affiliate of either of them or any such successor or assign notwithstanding the fact that such company thereafter (without assistance from Employee) becomes engaged in such competition, provided Employee is not part of any controlling group and is solely a passive investor.

      8.    Patents; Inventions.

            All of Employee's interest in patents, patent applications, inventions, technological innovations, copyrights, developments and processes now or hereafter during the Employment Period owned or developed by Employee relating to the business of W&G, MAC, or any subsidiary or other affiliate of either of them shall belong to MAC, and without further compensation, but at MAC's expense, forthwith upon request of the MAC, Employee shall execute any and all such assignments and other documents and take any and all such other action as MAC may reasonably request in order to vest in MAC all Employee's right, title and interest in and to such patents, patent applications, inventions, technological innovations, copyrights, developments or processes, free and clear of liens, charges and encumbrances in favor of Employee.

      9.    Confidential Information.


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            No confidential information which Employee may now have or may obtain during the Employment Period relating to the business of W&G, MAC, or any subsidiary or other affiliate of either of them shall be disclosed to any other persons either during or after the termination of the Employment Period without the prior written permission of MAC, and, at MAC's written request, Employee shall return all tangible evidence of such confidential information to MAC prior to or at the termination of the Employment Period. Notwithstanding the foregoing, this provision shall not preclude the Employee from the use or disclosure of information known generally to the public (other than information known generally to the public as a result of violation of this Section 9 by Employee), from the use or disclosure of information required by law or court order, or from disclosure or use of information appropriate and in the ordinary course of carrying out his duties as an employee of MAC.

      10.   Termination

            Notwithstanding anything herein contained:

            (A) If Employee shall, during the Employment Period, die or become physically or mentally incapacitated or disabled for a period of six (6) consecutive months (and MAC is not in breach of any condition hereof (including, without limitation, the provisions of Section 6), then MAC shall have the right to give immediate notice of termination of Employee's services hereunder. Additionally, if, during the Employment Period, Employee shall materially breach any of the terms hereof, MAC shall have the right to give notice of termination of Employee's


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services hereunder as of a date (not earlier than thirty [30] days from such notice) to be specified in such notice; provided, however, that Employee shall have the right during such 30-day period to correct such breach (if capable of being corrected) or pay compensation which does not exceed MAC's reasonable estimate of the aggregate loss, damage, deficiency or expense attributable to such breach (if not capable of being corrected) and thereby avoid termination.

            (B) In the event of termination pursuant to Section 10(A): (i) Employee (or his estate) shall be entitled to receive his salary at the rate provided in Section 4 to the end of the calendar month in which termination occurs; and (ii) Employee (or his estate) shall be entitled to incentive compensation for portions of the year prior to the effective date of such termination which is in the same ratio to the amount of incentive compensation that would have been payable for the full year as the ratio of the portions of the year prior to termination to the full year (such incentive compensation to be determined and paid at the time provided for in Section 5 for the full year).

            (C) If any legal action or other proceeding is brought for the enforcement of this Employment Contract or because of a dispute regarding an alleged breach, default or misrepresentation in connection herewith, the prevailing party in such action or other proceeding shall be entitled to recover reasonable attorneys' fees and other litigation costs (including cost of appeal) and all reasonable related costs and expenses thereby


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incurred, in addition to any other relief to which such prevailing party may be entitled.

      11.   Entire Agreement; Severability.

            This Employment Contract sets forth the entire understanding of the parties with respect to the subject matter herein and may be modified only by a written instrument duly executed by each party. The invalidity or unenforceability of any provision of this Employment Contract shall not affect the validity or enforceability of any other provision.

      12.   Notices.

            Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed given (a) on the same day if delivered personally, (b) three business days after being mailed by registered or certified mail (return receipt requested) as determined by reference to the postmark; or (c) on the same day if sent by facsimile, confirmation received, at the address of such party first above set forth or to such other address as the parties shall furnish in writing.

      13.   Assignment.

            In the event of a future disposition of (or including) the properties and business of W&G or MAC, substantially as an entirety, by merger, consolidation, sale of stock or assets then MAC may elect to assign this Employment Contract and all of its and W&G's rights and obligations hereunder to the acquiring or surviving corporation, provided that such corporation shall assume in writing all of the obligations of MAC and W&G hereunder


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and provided further that MAC and W&G shall remain liable for the performance of their obligations hereunder in the event of unjustified failure of the acquiring corporation to perform its obligation. Employee's rights under this Employment Contract shall not be transferrable by assignment or otherwise, shall not be subject to commutation or encumbrance and shall not be subject to the claims of Employee's creditors.

      14.   Binding Effect; Inurement

            This Employment Contract shall be binding upon and inure to the benefit of MAC, W&G and (in each case) its successors and those who are its assigns under Section 13.

      15.   Governing Law

            This Employment Contract shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to conflict of laws.

      IN WITNESS WHEREOF, the parties have duly executed this employment contract as of the date first above written.

                                          MACPHERSON MEISTERGRAM, INC.


                                          BY: ______________________________
                                              JOHN K. ZIEGLER, Chairman


                                              ______________________________
                                              JACOB G. BUMM


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                      GUARANTEE OF WILLCOX & GIBBS, INC.

      To induce Employee to enter into the foregoing Employment Contract with MAC, W&G hereby unconditionally guarantees to Employee the prompt payment and performance of all obligations of MAC under the Employment Contract.

                                          WILLCOX & GIBBS, INC.


                                          BY: ______________________________
                                              JOHN K. ZIEGLER, Chairman


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                                   SCHEDULE A

               OPTIONS TO ACQUIRE THREE THOUSAND (3,000) SHARES OF
                  WILLCOX & GIBBS, INC. CLASS A STOCK PURSUANT
                    TO THE WG, INC. 1994 STOCK INCENTIVE PLAN